EXHIBIT 3.24

ARTICLES OF INCORPORATION

OF

MONTEREY MANUFACTURING CO.

ONE: The name of this Corporation is MONTEREY MANUFACTURING CO.

TWO: The purpose of the corporation is to engage in any lawful act or activities for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

THREE: The name and address in this state of the corporation’s initial agent for service of process is:

A. CHARLES WILSON, ESQ.

FOUR: The corporation is authorized to issue only one class of shares, which shall be designated “common” shares or stock. The total authorized number of shares which may be issued is 500,000 shares. Such shares shall have no par or stated value, except as may be required by law and fixed hereafter by resolution of the Board of Directors. No distinction shall exist between classes or series of shares of the corporation or the holders thereof.

IN WITNESS WHEREOF, the incorporator of this corporation has executed these Articles of Incorporation.

/s/ A. Charles Wilson
A. CHARLES WILSON Incorporator

I am the person who executed the above Articles of Incorporation, and such instrument is my act and deed. I declare under penalty of perjury that the foregoing is true and correct.

Executed at Los Angeles, California, this 31 day of March, 1978.

/s/ A. Charles Wilson
A. CHARLES WILSON

ADVANCED SLEEP PRODUCTS

CERTIFICATE OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF

MONTEREY MANUFACTURING CO.

We, Norman Schifman, the President, and Perry Doermann, the Secretary, of Monterey Manufacturing Co., a corporation duly organized and existing under the laws of the State of California, do hereby certify:

1. That they are the President and the Secretary, respectively, of Monterey Manufacturing Co., a California corporation.

2. That an amendment to the articles of incorporation of this corporation has been approved by the board of directors.

3. The amendment so approved by the board of directors is as follows:

Article One of the Articles of Incorporation of this corporation is amended to read as follows:

ONE: The name of the corporation is Advanced Sleep Products.

4. That the shareholders have adopted said amendment by written consent. That the wording of said amendment as approved by the written consent of the shareholders is the same as that set forth in Article 3 above. That said written consent was signed by the holders of outstanding shares having not less than the minimum number of required votes of shareholders necessary to approve said amendment in accordance with Section 902 of the California Corporations Code.

5. The designation and total number of outstanding shares entitled to vote on or give written consent to said amendment and the minimum percentage vote required of each class or series entitled to vote on or to give written consent to said amendment for approval thereof are as follows:

Designation	Number of Shares outstanding entitled to vote or give written consent	Minimum percentage vote required to approve
Common Stock	15,000	More than 50%

6. That the number of shares listed above is owned by one stockholder which gave written consent in favor of said amendment. Such consent exceeded the minimum percentage vote required of each class entitled to vote. Said minimum percentage vote is set forth in article 5 of this certificate.

Each of the undersigned declares under penalty of perjury that the statements contained in the foregoing certificate are true of their own knowledge. Executed at Carson, California on July 25, 1986.

/s/ Norman Schifman
Norman Schifman,
President

/s/ Perry Doermann
Perry Doermann,
Secretary

2